CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Offering Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered	Price Per Share (1)	Offering Price (1)	Registration Fee (1)
Common Stock, $1.00 par value per share	9,200,000	$47.38	$435,896,000	$31,079

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on September 15, 2010.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159040
PROSPECTUS SUPPLEMENT
(To prospectus dated May 7, 2009)

8,000,000 Shares

Common Stock

Health Care REIT, Inc. is offering for sale 8,000,000 shares of its common stock to be sold in this offering.

Our common stock is traded on the New York Stock Exchange under the symbol “HCN.” On September 20, 2010, the last reported sale price of our common stock on the NYSE was $48.43 per share.

Investing in our common stock involves risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Share	Total

Public offering price	$45.75	$366,000,000
Underwriting discount	$1.83	$14,640,000
Proceeds, before expenses, to us	$43.92	$351,360,000

The underwriters may also purchase up to 1,200,000 additional shares of common stock from us on the same terms and conditions as set forth above to cover overallotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $16,836,000, and the total proceeds, before expenses, to us will be $404,064,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about September 24, 2010.

Joint Book-Running Managers

Deutsche Bank Securities	J.P. Morgan	BofA Merrill Lynch

Senior Co-Managers

KeyBanc Capital Markets	Raymond James	UBS Investment Bank	Wells Fargo Securities

Stifel Nicolaus Weisel	Barclays Capital	Credit Agricole CIB

Junior Co-Managers

Comerica Securities	Morgan Keegan & Company, Inc.	PNC Capital Markets LLC	RBS

The date of this prospectus supplement is September 21, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such “free writing prospectus” or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you, together with the additional information described under the heading, “Where You Can Find More Information,” in this prospectus supplement.

Unless we have specifically indicated otherwise, references in this prospectus supplement to “we,” “us,” “our,” the “Company,” or similar terms are to Health Care REIT, Inc. and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and “Forward-Looking Statements” contained in this prospectus supplement and “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors,” contained in the accompanying prospectus and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

About Our Company

We are a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. We also provide an extensive array of property management and development services. As of June 30, 2010, our broadly diversified portfolio consisted of 625 properties in 39 states.

Our principal executive offices are located at 4500 Dorr Street, Toledo, Ohio, 43615, and our telephone number is (419) 247-2800. Our website address is www.hcreit.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

Our Strategy

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest across the full spectrum of senior housing and health care real estate and diversify our investment portfolio by property type, operator/tenant and geographic location.

The Portfolio

The following table summarizes our portfolio as of June 30, 2010:

				# of
		Percentage of	Number of	beds/units or sq.	Investment per
Type of property	Investments	investments	properties	ft.	metric(1)	States

	(in thousands)

Senior housing facilities	$2,672,125	38.7%	241	19,340 units	$140, 726 per unit	34
Skilled nursing facilities	1,434,269	20.8%	204	27,442 beds	52,265 per bed	26
Hospitals	719,324	10.4%	31	1,826 beds	442,424 per bed	13
Medical office buildings	1,722,397	25.0%	142	7,587,088 sq. ft.	250 per sq. ft.	25
Life science buildings(2)	352,385	5.1%	7		n/a	1

Totals	$6,900,500	100.0%	625			39

(1)	Investment per metric was computed by using the total investment amount of $6,858,137,000 which includes net real estate investments and unfunded construction commitments for which initial funding has commenced which amounted to $6,548,115,000 and $310,022,000, respectively.

(2)	Includes our share of unconsolidated joint venture investments. Please see Note 7 to our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 for additional information.

We invest in senior housing and health care real estate. In determining whether to invest in a property, we focus on the following: (1) the experience of the obligor’s management team; (2) the historical and projected financial and operational performance of the property; (3) the credit of the obligor; (4) the security for the lease or loan; and (5) the capital committed to the property by the obligor. We conduct market research and analysis for all potential investments. In addition, we review the value of all properties, the interest rates and covenant requirements of any debt to be assumed and the anticipated sources of repayment of any existing debt that is not to be assumed.

We monitor our investments through a variety of methods determined by the type of property. Our asset management process for investment properties generally includes review of monthly financial statements and other operating data for each property, periodic review of obligor creditworthiness, periodic property inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. Our internal property management division actively manages and monitors the medical office building portfolio with a comprehensive process including tenant relations, tenant lease expirations, the mix of health service providers, hospital/health system relationships, property performance, capital improvement needs and market conditions among other things. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze property-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

Through asset management and research, we evaluate the operating environment in each property’s market to determine whether payment risk is likely to increase. When we identify unacceptable levels of payment risk, we seek to mitigate, eliminate or transfer the risk. We categorize the risk as obligor, property or market risk. For obligor risk, we typically find a substitute operator/tenant to run the property. For property risk, we usually work with the operator/tenant to institute property-level management changes to address the risk. Finally, for market risk, we often encourage an obligor to change its capital structure, including refinancing the property or raising additional equity. Through these asset management and research efforts, we are generally able to intervene at an early stage to address payment risk, and in so doing, support both the collectability of revenue and the value of our investment.

Recent Developments

In September 2010, we completed the sale of $450,000,000 aggregate principal amount of our senior notes due 2017. The notes have a weighted average interest rate of 4.70% per annum.

In September 2010, we completed our previously announced $817 million partnership with Merrill Gardens, LLC to own and operate 38 private pay combination senior housing and care communities that have an average occupancy rate of approximately 92%. We own an 80% partnership interest and Merrill Gardens owns the remaining 20% and will continue to manage the communities.

Other Information

The SEC maintains an Internet website at http://www.sec.gov that contains our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, and all amendments thereto. All reports that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

The Offering

Issuer	Health Care REIT, Inc.

Common Stock Offered	8,000,000 shares of our common stock, $1.00 par value per share. We have also granted the underwriters an option to purchase up to 1,200,000 additional shares of our common stock to cover overallotments.

Common Stock to be Outstanding After this Offering	132,498,970 shares (133,698,970 shares if the underwriters exercise their overallotment option in full).

Use of Proceeds	The net proceeds from this sale will be approximately $350.9 million ($403.6 million if the underwriters exercise their overallotment option in full), after deducting our estimated offering expenses. We intend to use the net proceeds for general corporate purposes, including investing in health care and senior housing properties and repaying borrowings under our unsecured line of credit and other outstanding indebtedness. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. See “Use of Proceeds.”

Dividends	We are currently paying dividends of $0.69 per quarter, or $2.76 per year, per share of common stock.

New York Stock Exchange Symbol	HCN

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

The number of shares of our common stock outstanding after this offering is based on 124,498,970 shares outstanding as of June 30, 2010 and excludes also as of June 30, 2010:

•	1,287,253 shares of common stock reserved for issuance that relate to outstanding options under the 1995 Stock Incentive Plan, Stock Plan for Non-Employee Directors, 2005 Long-Term Incentive Plan and Windrose Medical Properties Trust 2002 Stock Incentive Plan;

•	9,613,553 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan;

•	231,146 shares of common stock reserved for issuance that relate to the Series G Cumulative Convertible Preferred Stock. We called all of the shares of Series G Cumulative Convertible Preferred Stock for redemption on August 31, 2010. The redemption date is September 30, 2010. On that date, we will redeem all outstanding shares of the Series G Cumulative Convertible Preferred Stock at a price of $25.46875 per share, which includes all accrued and unpaid dividends through the redemption date. From and after such date, the Series G Cumulative Convertible Preferred Stock will no longer be deemed outstanding;

•	2,650,208 shares of common stock reserved for issuance upon conversion of $125,588,000 aggregate principal amount of our 4.75% Convertible Senior Notes due 2026;

•	3,376,091 shares of common stock reserved for issuance upon conversion of $168,086,000 aggregate principal amount of our 4.75% Convertible Senior Notes due 2027;

•	9,644,022 shares of common stock reserved for issuance upon conversion of $494,403,000 aggregate principal amount of our 3.00% Convertible Senior Notes due 2029; and

•	1,200,000 shares of our common stock that may be purchased by the underwriters to cover overallotments, if any.

The number of shares of our common stock outstanding after this offering does not include 431,082 shares of common stock issued since June 30, 2010 under our equity distribution program with UBS Securities LLC or the 56,935 shares of common stock issued upon conversion of all outstanding shares of Series E Cumulative Convertible and Redeemable Preferred Stock on September 2, 2010. Unless we specifically state otherwise, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our common stock to cover overallotments, if any.

Summary Historical Consolidated Financial Data

The summary selected historical consolidated financial data set forth below should be read in conjunction with the sections of this prospectus supplement entitled “Capitalization” and “Prospectus Supplement Summary,” as well as the other information that we have filed with the SEC and incorporated by reference herein. The summary selected historical consolidated financial data for each of the years in the three-year period ended December 31, 2009 have been derived from our audited consolidated financial statements. These financial statements have been audited by Ernst & Young LLP, our independent registered public accounting firm. The summary selected historical consolidated financial data as of and for the six months ended June 30, 2010 and 2009 have been derived from our unaudited interim consolidated financial statements. In the opinion of our management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary, and should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by our Current Report on Form 8-K filed May 10, 2010, which are incorporated by reference herein.

				Six Months Ended
	Year Ended December 31,			June 30,

	2007	2008	2009	2009	2010

	Amounts are in thousands, except per share data

Operating Data
Revenues	$427,720	$524,606	$567,168	$277,885	$315,889
Income from continuing operations attributable to common stockholders	77,925	115,219	138,932	88,496	61,581
Net income attributable to common stockholders	113,225	260,098	171,190	120,359	71,458
Per Share Data
Basic:
Income from continuing operations attributable to common stockholders	$0.99	$1.23	$1.22	$0.81	$0.50
Net income attributable to common stockholders	$1.44	$2.77	$1.50	$1.10	$0.58
Diluted:
Income from continuing operations attributable to common stockholders	$0.98	$1.22	$1.21	$0.80	$0.50
Net income attributable to common stockholders	$1.43	$2.76	$1.49	$1.09	$0.58
Dividends declared and paid per common share	$2.2791	$2.70	$2.72	$1.36	$1.36

	December 31,			June 30,

	2007	2008	2009	2009	2010

	Amounts are in thousands

Balance Sheet Data
Net real estate investments	$5,012,620	$5,854,179	$6,080,620	$5,991,360	$6,543,090
Total assets	5,219,240	6,215,031	6,367,186	6,269,572	7,079,331
Total long-term obligations	2,683,760	2,847,676	2,414,022	2,697,432	3,154,763
Total liabilities	2,784,289	2,976,746	2,559,735	2,808,635	3,342,206
Total redeemable preferred stock	330,243	289,929	288,683	288,713	286,410
Total equity	2,434,951	3,238,285	3,807,451	3,460,937	3,737,125

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors together with all other information included in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus, including the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by our Current Report on Form 8-K filed May 10, 2010, before making an investment in our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of our common stock may decline, and you may lose part or all of your investment.

Risks Related to Our Business

Our expected results may not be achieved

Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, senior housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention.

Risk factors related to our operators’ revenues and expenses

Our investment property operators’ revenues are primarily driven by occupancy, Medicare and Medicaid reimbursement, if applicable, and private pay rates. Expenses for these facilities are primarily driven by the costs of labor, food, utilities, taxes, insurance and rent or debt service. Revenues from government reimbursement have, and may continue to, come under pressure due to reimbursement cuts and state budget shortfalls. Liability insurance and staffing costs continue to increase for our operators. To the extent that any decrease in revenues and/or any increase in operating expenses result in a property not generating enough cash to make payments to us, the credit of our operator and the value of other collateral would have to be relied upon.

The ongoing credit and liquidity crisis, and the weakening economy, may have an adverse effect on our operators and tenants, including their ability to access credit or maintain occupancy rates. If the operations, cash flows or financial condition of our operators are materially adversely impacted by the current economic conditions, our revenue and operations may be adversely affected.

Increased competition may affect our operators’ ability to meet their obligations to us

The operators of our properties compete on a local and regional basis with operators of properties and other health care providers that provide comparable services. We cannot be certain that the operators of all of our facilities will be able to achieve and maintain occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators are expected to encounter increased competition in the future that could limit their ability to attract residents or expand their businesses.

Risk factors related to obligor bankruptcies

We are exposed to the risk that our obligors may not be able to meet the rent, principal and interest or other payments due us, which may result in an obligor bankruptcy or insolvency, or that an obligor might become subject to bankruptcy or insolvency proceedings for other reasons. Although our operating lease agreements provide us with the right to evict a tenant, demand immediate payment of rent and exercise other remedies, and our loans provide us with the right to terminate any funding obligation, demand immediate repayment of principal and unpaid interest, foreclose on the collateral and exercise other remedies, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. An obligor in bankruptcy or subject to insolvency proceedings may be able to limit or delay our ability to collect unpaid rent in the case of a lease or to receive unpaid principal and interest in the case of a loan, and to exercise other rights and remedies.

We may be required to fund certain expenses (e.g., real estate taxes and maintenance) to preserve the value of an investment property, avoid the imposition of liens on a property and/or transition a property to a new tenant. In some instances, we have terminated our lease with a tenant and relet the property to another tenant. In some of those situations, we have provided working capital loans to and limited indemnification of the new obligor. If we cannot transition a leased property to a new tenant, we may take possession of that property, which may expose us to certain successor liabilities. Should such events occur, our revenue and operating cash flow may be adversely affected.

Transfers of health care facilities may require regulatory approvals and these facilities may not have efficient alternative uses

Transfers of health care facilities to successor operators frequently are subject to regulatory approvals or notifications, including, but not limited to, change of ownership approvals under certificate of need (“CON”) laws, state licensure laws and Medicare and Medicaid provider arrangements, that are not required for transfers of other types of real estate. The replacement of a health care facility operator could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the facility or the replacement of the operator licensed to manage the facility. Alternatively, given the specialized nature of our facilities, we may be required to spend substantial time and funds to adapt these properties to other uses. If we are unable to timely transfer properties to successor operators or find efficient alternative uses, our revenue and operations may be adversely affected.

Risk factors related to government regulations

Our obligors’ businesses are affected by government reimbursement and private payor rates. To the extent that an operator/tenant receives a significant portion of its revenues from government payors, primarily Medicare and Medicaid, such revenues may be subject to statutory and regulatory changes, retroactive rate adjustments, recovery of program overpayments or set-offs, administrative rulings, policy interpretations, payment or other delays by fiscal intermediaries or carriers, government funding restrictions (at a program level or with respect to specific facilities) and interruption or delays in payments due to any ongoing government investigations and audits at such property. In recent years, government payors have frozen or reduced payments to health care providers due to budgetary pressures. Health care reimbursement will likely continue to be of paramount importance to federal and state authorities. We cannot make any assessment as to the ultimate timing or effect any future legislative reforms may have on the financial condition of our obligors and properties. There can be no assurance that adequate reimbursement levels will be available for services provided by any property operator, whether the property receives reimbursement from Medicare, Medicaid or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on an obligor’s liquidity, financial condition and results of operations, which could adversely affect the ability of an obligor to meet its obligations to us. See “Item 1—Business—Certain Government Regulations—Reimbursement” included in our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by our Current Report on Form 8-K filed May 10, 2010, and “Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Health Reform Laws” and “—Medicare Program Reimbursement Changes” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Our operators and tenants generally are subject to extensive federal, state, local and industry-regulated licensure, certification and inspection laws, regulations and standards. Our operators’ or tenants’ failure to comply with any of these laws, regulations or standards could result in loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal and state health care programs, loss of license or closure of the facility. Such actions may have an effect on our operators’ or tenants’ ability to make lease payments to us and, therefore, adversely impact us. See “Item 1—Business—Certain Government Regulations—Other Related Laws” included in our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by our Current Report on Form 8-K filed May 10, 2010, and “Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Health Reform Laws” and “—Medicare Program Reimbursement Changes” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Many of our properties may require a license, registration and/or CON to operate. Failure to obtain a license, registration or CON, or loss of a required license, registration or CON, would prevent a facility from operating in the manner intended by the operators or tenants. These events could materially adversely affect our operators’ or tenants’ ability to make rent payments to us. State and local laws also may regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction or renovation of health care facilities, by requiring a CON or other similar approval from a state agency. See “Item 1—Business—Certain Government Regulations—Licensing and Certification” included in our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by our Current Report on Form 8-K filed May 10, 2010, and “Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Health Reform Laws” and “—Medicare Program Reimbursement Changes” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

The American Recovery and Reinvestment Act of 2009, which was signed into law on February 17, 2009, provides $87 billion in additional federal Medicaid funding for states’ Medicaid expenditures between October 1, 2008 and December 31, 2010. On August 10, 2010, the President signed into law H.R. 1586, which mandates a six-month extension of the increase in federal Medicaid funding for states through June 30, 2011, although the enhanced federal Medicaid funding is scaled back for the first two quarters of 2011. Under both the ARRA and H.R. 1586, states meeting certain eligibility requirements will temporarily receive additional money in the form of an increase in the federal medical assistance percentage. Thus, for a limited period of time, the share of Medicaid costs that are paid for by the federal government will go up, and each state’s share will go down. We cannot predict whether states are, or will remain, eligible to receive the additional federal Medicaid funding, or whether the states will have sufficient funds for their Medicaid programs. We also cannot predict the impact that this broad-based, far-reaching legislation will have on the U.S. economy or our business.

The Centers for Medicare and Medicaid Services (“CMS”) recently released a number of rulemakings that may potentially increase or decrease the government reimbursement of our operators and tenants. On August 16, 2010, CMS issued a final rule updating the long-term acute care hospital prospective payment system for fiscal year 2011. Among other things, the final rule updates payment rates for acute care and long-term care hospitals and implements certain provisions of the Patient Protection and Affordable Care Act (“PPACA”) and the Health Care Education and Reconciliation Act of 2010, which amends the PPACA (collectively, the “Health Reform Laws”). In the rule, CMS finalized an update of 2.5% for inflation with a cut of 0.5% as required by the Health Reform Laws and a negative 2.5% documentation and coding adjustment for long-term care hospitals. CMS also released a notice and comment rulemaking for the prospective payment system and consolidated billing for skilled nursing facilities for fiscal year 2011 on July 22, 2010. CMS adjusts the nursing home payment rates for fiscal year 2011 by including a market basket increase factor of 2.3% and a negative 0.6 percentage point forecast error adjustment, which would result in a net increase update of 1.7% for nursing home rates. In addition, on July 13, 2010, CMS released a proposed rule to update the Physician Fee Schedule for calendar year 2011, which provides for a negative 6.1% update for 2011 under the statutory sustainable growth rate formula. This measure, if finalized, would replace the 21.3% reduction in physician Medicare reimbursement in 2010 required by the sustainable growth rate formula. Because these rulemakings have not yet taken effect, we cannot predict the potential financial implications they may have on our operators or tenants. To the extent that these rulemakings decrease government reimbursement to our operators and tenants, our revenue and operations may be adversely affected.

New health care reform laws may have a significant impact on our business

Recently enacted public laws reforming the health care system in the United States may have a significant impact on our business. In March 2010, the President signed into law the Health Reform Laws, which contain various provisions that may impact us directly and that may impact the operators and tenants of our properties. Some of the provisions of these laws may have a positive impact on operators’ or tenants’ revenues, for example, by increasing coverage of uninsured individuals, while others may have a negative impact on the reimbursement of our operators or tenants, for example, by altering the market basket adjustments for certain types of health care facilities. The Health Reform Laws also enhance certain fraud and abuse penalty provisions that could apply to our operators and tenants in the event of one or more violations of the federal health care regulatory laws. In addition, there are provisions that impact the health coverage that we and our operators and tenants provide to our respective employees. We cannot predict whether the existing Health Reform Laws or future health care reform legislation or regulatory changes will have a material impact on our operators’ or tenants’ property or business. If the operations, cash flows or financial condition of our operators and tenants are materially adversely impacted by the Health Reform Laws, our revenue and operations may be adversely affected as well. See “Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Health Reform Laws” and “—Medicare Program Reimbursement Changes” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Risk factors related to liability claims and insurance costs

In recent years, skilled nursing and seniors housing operators have experienced substantial increases in both the number and size of patient care liability claims. As a result, general and professional liability costs have increased in some markets. General and professional liability insurance coverage may be restricted or very costly, which may adversely affect the property operators’ future operations, cash flows and financial condition, and may have a material adverse effect on the property operators’ ability to meet their obligations to us.

Risk factors related to acquisitions

We are exposed to the risk that some of our acquisitions may not prove to be successful. We could encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, and acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide construction funding to an operator/tenant and the project is not completed, we may need to take steps to ensure completion of the project. Moreover, if we issue equity securities or incur additional debt, or both, to finance future acquisitions, it may reduce our per share financial results. These costs may negatively affect our results of operations.

Risk factors related to joint ventures

We have entered into, and may continue in the future to enter into, partnerships or joint ventures with other persons or entities. Joint venture investments involve risks, including the possibility that our partner might become insolvent or otherwise refuse to make capital contributions when due; that our partner might at any time have investment goals which are inconsistent with ours; that we could become engaged in a dispute with our partner, which could require us to expend additional resources to resolve such disputes; and that our partner may be in a position to take action or withhold consent contrary to our instructions or requests. In addition, our ability to transfer our interest in a joint venture to a third party may be restricted. In some instances, we and our partner may each have the right to trigger a buy-sell arrangement, which could cause us to sell our interest, or acquire our partner’s interest, at a time when we otherwise would not have initiated such a transaction. Joint ventures require us to share decision-making authority with our partners, which limits our ability to control the properties in the joint ventures. Even when we have a controlling interest, certain major decisions may require partner approval.

Risk factors related to life sciences facilities

Our tenants in the life sciences industry face high levels of regulation, expense and uncertainty that may adversely affect their ability to make payments to us. Research, development and clinical testing of products and technologies can be very expensive and sources of funds may not be available to our life sciences tenants in the future. The products and technologies that are developed and manufactured by our life sciences tenants may require regulatory approval prior to being made, marketed, sold and used. The regulatory process can be costly, long and unpredictable. Even after a tenant gains regulatory approval and market acceptance, the product still presents regulatory and liability risks, such as safety concerns, competition from new products and eventually the expiration of patent protection. These factors may affect the ability of our life sciences tenants to make timely payments to us, which may adversely affect our revenue and operations.

Risk factors related to indebtedness

Permanent financing for our investments is typically provided through a combination of public and private offerings of debt and equity securities and the incurrence or assumption of secured debt. The incurrence or assumption of indebtedness may cause us to become more leveraged, which could (1) require us to dedicate a greater portion of our cash flow to the payment of debt service, (2) make us more vulnerable to a downturn in the economy, (3) limit our ability to obtain additional financing or (4) negatively affect our credit ratings or outlook by one or more of the rating agencies.

Our debt agreements contain various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and minimum net worth and impose certain limits on our ability to incur indebtedness, create liens and make investments or acquisitions. Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness, in addition to any other indebtedness cross-defaulted against such instruments. These defaults could have a material adverse impact on our business, results of operations and financial condition.

Risk factors related to our credit ratings

We plan to manage the Company to maintain a capital structure consistent with our current profile, but there can be no assurance that we will be able to maintain our current credit ratings. Any downgrades in terms of ratings or outlook by any or all of the rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.

Risk factors related to interest rate swaps

We enter into interest rate swap agreements from time to time to manage some of our exposure to interest rate volatility. These swap agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements. In addition, these arrangements may not be effective in reducing our exposure to changes in interest rates. When we use forward-starting interest rate swaps, there is a risk that we will not complete the long-term borrowing against which the swap is intended to hedge. If such events occur, our results of operations may be adversely affected.

Risk factors related to environmental laws

Under various federal and state laws, owners or operators of real estate may be required to respond to the presence or release of hazardous substances on the property and may be held liable for property damage, personal injuries or penalties that result from environmental contamination or exposure to hazardous substances. We may become liable to reimburse the government for damages and costs it incurs in connection with the contamination. Generally, such liability attaches to a person based on the person’s relationship to the property. Our tenants or borrowers are primarily responsible for the condition of the property. Moreover, we review environmental site assessments of the properties that we own or encumber prior to taking an interest in them. Those assessments are designed to meet the “all appropriate inquiry” standard, which we believe qualifies us for the innocent purchaser defense if environmental liabilities arise. Based upon such assessments, we do not believe that any of our properties are subject to material environmental contamination. However, environmental liabilities may be present in our properties and we may incur costs to remediate contamination, which could have a material adverse effect on our business or financial condition or the business or financial condition of our obligors.

Risk factors related to facilities that require entrance fees

Certain of our senior housing facilities require the payment of an upfront entrance fee by the resident, a portion of which may be refundable by the operator. Some of these facilities are subject to substantial oversight by state regulators relating to these funds. As a result of this oversight, residents of these facilities may have a variety of rights, including, for example, the right to cancel their contracts within a specified period of time and certain lien rights. The oversight and rights of residents within these facilities may have an effect on the revenue or operations of the operators of such facilities and therefore may negatively impact us.

Risk factors related to facilities under construction or development

At any given time, we may be in the process of constructing one or more new facilities that ultimately will require a CON and license before they can be utilized by the operator for their intended use. The operator also may need to obtain Medicare and Medicaid certification and enter into Medicare and Medicaid provider agreements and/or third party payor contracts. In the event that the operator is unable to obtain the necessary CON, licensure, certification, provider agreements or contracts after the completion of construction, there is a risk that we will not be able to earn any revenues on the facility until either the initial operator obtains a license or certification to operate the new facility and the necessary provider agreements or contracts or we can find and contract with a new operator that is able to obtain a license to operate the facility for its intended use and the necessary provider agreements or contracts.

In connection with our renovation, redevelopment, development and related construction activities, we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. These factors could result in increased costs or our abandonment of these projects. In addition, we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities, and we may not be able to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for significant cash returns. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions. Newly developed and acquired properties may not produce the cash flow that we expect, which could adversely affect our overall financial performance.

In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If our financial projections with respect to a new property are inaccurate, and the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. Our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties that are not fully leased, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property.

We do not know if our tenants will renew their existing leases, and if they do not, we may be unable to lease the properties on as favorable terms, or at all

We cannot predict whether our tenants will renew existing leases at the end of their lease terms, which expire at various times through 2079. If these leases are not renewed, we would be required to find other tenants to occupy those properties or sell them. There can be no assurance that we would be able to identify suitable replacement tenants or enter into leases with new tenants on terms as favorable to us as the current leases or that we would be able to lease those properties at all.

Our ownership of properties through ground leases exposes us to the loss of such properties upon breach or termination of the ground leases

We have acquired an interest in certain of our properties by acquiring a leasehold interest in the property on which the building is located, and we may acquire additional properties in the future through the purchase of interests in ground leases. As the lessee under a ground lease, we are exposed to the possibility of losing the property upon termination of the ground lease or an earlier breach of the ground lease by us.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties

Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our properties in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any property that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations. In addition, we are exposed to the risks inherent in concentrating investments in real estate, and in particular, the seniors housing and health care industries. A downturn in the real estate industry could adversely affect the value of our properties and our ability to sell properties for a price or on terms acceptable to us.

Risk factors related to reinvestment of sale proceeds

From time to time, we will have cash available from (1) the proceeds of sales of our securities, (2) principal payments on our loans receivable and (3) the sale of properties, including non-elective dispositions, under the terms of master leases or similar financial support arrangements. In order to maintain current revenues and continue generating attractive returns, we expect to re-invest these proceeds in a timely manner. We compete for real estate investments with a broad variety of potential investors. This competition for attractive investments may negatively affect our ability to make timely investments on terms acceptable to us.

Failure to properly manage our rapid growth could distract our management or increase our expenses

We have experienced rapid growth and development in a relatively short period of time and expect to continue this rapid growth in the future. This growth has resulted in increased levels of responsibility for our management. Future property acquisitions could place significant additional demands on, and require us to expand, our management, resources and personnel. Our failure to manage any such rapid growth effectively could harm our business and, in particular, our financial condition, results of operations and cash flows, which could negatively affect our ability to make distributions to stockholders. Our rapid growth could also increase our capital requirements, which may require us to issue potentially dilutive equity securities and incur additional debt.

We might fail to qualify or remain qualified as a REIT

We intend to operate as a REIT under the Internal Revenue Code and believe we have and will continue to operate in such a manner. If we lose our status as a REIT, we will face serious tax consequences that will substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

Since REIT qualification requires us to meet a number of complex requirements, it is possible that we may fail to fulfill them, and if we do, our earnings will be reduced by the amount of federal taxes owed. A reduction in our earnings would affect the amount we could distribute to our stockholders and could adversely affect the value of our common stock. In addition, if we fail to qualify as a REIT, we would not be required to make distributions to stockholders since in general a corporation is not required to pay dividends to stockholders; however, all distributions to stockholders would continue to be treated as dividends to the extent of our current and accumulated earnings and profits, although corporate stockholders may be eligible for the dividends received deduction, and individual stockholders may be eligible for taxation at the rates generally applicable to long-term capital gains (currently at a maximum rate of 15%) with respect to distributions. See “Item 1—Business—Taxation—Federal Income Tax Considerations” of our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by our Current Report on Form 8-K filed May 10, 2010, for a discussion of the provisions of the Internal Revenue Code that apply to us and the effects of non-qualification.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. Although we believe that we qualify as a REIT, we cannot assure you that we will continue to qualify or remain qualified as a REIT for tax purposes. See “Item 1—Business—Taxation—Federal Income Tax Considerations” of our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by our Current Report on Form 8-K filed May 10, 2010.

The 90% annual distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions

To comply with the 90% distribution requirement applicable to REITs and to avoid being subject to a nondeductible excise tax, we must make certain distributions to our stockholders. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Annual Distribution Requirements” included in our Annual Report on Form 10-K for the year ended December 31, 2009. Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the REIT distribution requirement, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or we may decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation. This may be due to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, non-deductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions may cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. In the event that timing differences occur, we have insufficient cash or liquid assets to meet the distribution requirement, or we deem it appropriate to retain cash, then we may borrow funds, issue additional equity securities (although we cannot assure you that we will be able to do so), pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements. This may require us to raise additional capital to meet our obligations, even if the then-prevailing market conditions are not favorable for raising such capital.

The amount of additional indebtedness we may incur is limited by the terms of our line of credit arrangement and the indentures governing our senior unsecured notes. In addition, adverse economic conditions may impact the availability of additional funds or could cause the terms on which we are able to borrow additional funds to be unfavorable. In those circumstances, we may decide or be required to raise additional equity in the capital markets. Our access to capital depends upon a number of factors over which we have little or no control, including rising interest rates, inflation and other general market conditions and the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. We cannot assure you that we will be able to raise the capital necessary to make future investments or to meet our obligations and commitments as they mature.

Other risk factors

We are also subject to other risks. Our Second Restated Certificate of Incorporation and Second Amended and Restated By-Laws contain anti-takeover provisions (staggered board provisions, restrictions on share ownership and transfer and super majority stockholder approval requirements for business combinations) that could make it more difficult for or even prevent a third party from acquiring us without the approval of our incumbent Board of Directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

Additionally, we are dependent on key personnel. Although we have entered into employment agreements with our executive officers, losing any one of them could, at least temporarily, have an adverse impact on our operations. We believe that losing more than one could have a material adverse impact on our business.

Risks Related to Our Common Stock

The share price of our common stock could be affected by several factors

The share price of our common stock depends upon several factors, including, but not limited to: our financial condition, performance and prospects; general economic and financial market conditions; changes in estimates by analysts; the market for similar securities issued by real estate investment trusts; and our ability to meet analysts’ estimates. In addition, the market price of our common stock may be affected by future sales of our securities, including additional issuances of common stock and securities convertible into common stock. These factors, among others, could significantly depress the trading price of our common stock.

Holders of our outstanding shares of preferred stock have, and holders of any future outstanding shares of preferred stock will have, liquidation, dividend and other rights that are senior to the rights of the holders of our common stock

Since our board of directors has the authority to designate and issue preferred stock with liquidation, dividend and other rights that are senior to those of our common stock, the holders of our issued and outstanding shares of preferred stock, as well as any that may be issued in the future, would receive, upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of our assets, if any, available for distribution to holders of our common stock.

Our issuance of additional securities may reduce the market price for our shares

The market price of our common stock may be affected by future sales of our securities, including those made pursuant to the equity distribution agreement with UBS Securities LLC and other additional issuances of common stock and securities convertible into common stock. We also are required to issue common stock to the holders of the 4.75% Convertible Senior Notes due 2026, the 4.75% Convertible Senior Notes due 2027 and the 3.00% Convertible Senior Notes due 2029 if and when the holders exercise their conversion rights. The number of shares of common stock that we may issue upon conversion could be significant and dilutive to our existing stockholders.

Our ability to pay dividends in the future is subject to many factors

Our ability to pay dividends may be impaired if any of the risks described in this prospectus supplement and the accompanying prospectus or incorporated by reference herein and in the accompanying prospectus, were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time.

If we decide to pay taxable stock dividends to meet the REIT distribution requirements, your tax liability may be greater than the amount of cash you receive

The Internal Revenue Service (“IRS”) has issued Revenue Procedure 2010-12, which provides that the IRS will treat stock dividends declared on or before December 31, 2012, for taxable years ending before December 31, 2011, as distributions for purposes of satisfying the REIT distribution requirements, if each stockholder can elect to receive the distribution in cash or stock, even if the aggregate cash amount paid to all stockholders is limited, provided certain requirements are met. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as income for federal income tax purposes to the extent of our current and accumulated earnings and profits. Accordingly, if we decide to pay a stock dividend in accordance with Revenue Procedure 2010-12, your tax liability with respect to such dividend may be significantly greater than the amount of cash you receive. If you decide to sell the stock received as a dividend in order to pay this tax, the sales proceeds you receive may be less than the amount you are required to include in income with respect to the dividend, depending on the market price of the stock at the time of the sale. With respect to foreign stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders sell shares of stock in order to pay taxes owed on dividends, such sales may put downward pressure on the trading price of our stock.

Certain provisions in our certificate of incorporation and by-laws may restrict your ownership of shares of our capital stock and/or discourage or prevent a change in control

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, our Second Amended and Restated By-laws provide that no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.8% of the value of our outstanding capital stock, subject to certain exceptions. For this purpose, all options, warrants, convertible securities or other rights to acquire our common stock will be treated as if all such rights had been exercised. If any shares or other securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of shares or securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. These and other provisions in our Second Restated Certificate of Incorporation, Second Amended and Restated By-Laws, and Delaware law could delay, prevent or deter a transaction or change in control, including an acquisition of us by a third party, that might involve a premium price for our common stock or otherwise be favorable to you as a stockholder.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” as that term is defined under federal securities laws. These forward-looking statements include, but are not limited to, those regarding:

•	the possible expansion of our portfolio;

•	the sale of properties;

•	the performance of our operators/tenants and properties;

•	our ability to enter into agreements with new viable tenants for vacant space or for properties that we take back from financially troubled tenants, if any;

•	our occupancy rates;

•	our ability to acquire, develop and/or manage properties;

•	our ability to make distributions to stockholders;

•	our policies and plans regarding investments, financings and other matters;

•	our tax status as a real estate investment trust;

•	our critical accounting policies;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet our earnings guidance.

For example, when we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to, the risks discussed above and the risks discussed in the sections captioned “Risk Factors” in this prospectus supplement and “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors” in the accompanying prospectus and the documents that are incorporated herein by reference. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

USE OF PROCEEDS

The net proceeds from the sale of 8,000,000 shares of common stock offered hereby will be approximately $350.9 million ($403.6 million if the underwriters exercise their overallotment option in full), after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds for general corporate purposes, including investing in health care and senior housing properties and repaying borrowings under our unsecured line of credit and other outstanding indebtedness. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. As of September 20, 2010, we had an outstanding balance of $120 million under our unsecured line of credit bearing interest at an average rate of 0.86%. Affiliates of certain of the underwriters are lenders under our Fourth Amended and Restated Loan Agreement dated as of August 6, 2007. The net proceeds of this offering may be used to repay borrowings under such agreement. See “Underwriting.”

PRICE RANGE OF SHARES AND DISTRIBUTION HISTORY

Our common stock is traded on the New York Stock Exchange under the symbol “HCN.” As of June 30, 2010, there were 5,015 holders of record of our common stock. The following table sets forth, for the periods shown, the high and low sale prices of our common stock as reported by the NYSE, for the periods indicated, and cash dividends per share. On September 20, 2010, the last reported sale price of our common stock as reported by the NYSE was $48.43 per share.

			Dividends
	Price of shares		per
	High	Low	share

Year ended December 31, 2008
First quarter	$46.45	$39.26	$0.66
Second quarter	50.49	44.00	0.68
Third quarter	53.98	42.54	0.68
Fourth quarter	53.50	30.14	0.68
Year ended December 31, 2009
First quarter	$42.32	$25.86	$0.68
Second quarter	36.41	29.62	0.68
Third quarter	44.40	32.64	0.68
Fourth quarter	46.74	40.53	0.68
Year ended December 31, 2010
First quarter	$46.79	$39.82	$0.68
Second quarter	46.44	38.42	0.69
Third quarter (through September 20, 2010)	48.54	40.85	0.69

Under the real estate investment trust rules of the Internal Revenue Code of 1986, as amended, in order to maintain our status as a REIT, our deduction for dividends paid must be generally equal to at least 90% of our taxable income for the taxable year (determined without regard to the deduction for dividends paid and excluding any net capital gain). The declaration of dividends is at the discretion of our Board of Directors and depends upon our distributable funds, financial requirements, tax considerations and other factors. Decisions with respect to the distribution of capital gains are made on a case-by-case basis. A portion of our dividends paid may be deemed either capital gain income or a return of capital, or both, to our stockholders. We provide our stockholders an annual statement which designates the taxability of their dividends.

We have a dividend reinvestment and stock purchase plan under which stockholders of record may invest all or a portion of their dividends and up to an additional $5,000 per month to purchase additional shares. Additionally, investors who are not stockholders of the company may use this plan to make an initial investment in the company’s shares of up to $5,000. We have the discretion to grant waivers for purchases in excess of $5,000.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010, on an actual basis, on an as adjusted basis to give effect to the sale of $450,000,000 aggregate principal amount of our 4.70% senior notes due 2017, and on an as further adjusted basis to give effect to the issuance of shares of common stock offered by this prospectus supplement (assuming no exercise of the underwriters’ overallotment option) and application of the net proceeds:

	June 30, 2010
			As further
	Actual	As adjusted	adjusted

		(in thousands)

Cash and cash equivalents	$55,423	$294,805	$645,665

Debt:
Borrowings under unsecured line of credit(1)	206,000	0	0
Senior notes due 2012	76,835	76,835	76,835
Senior notes due 2013	300,000	300,000	300,000
Senior notes due 2015	250,000	250,000	250,000
Senior notes due 2016	300,000	300,000	300,000
Senior notes due 2017	0	450,000	450,000
Senior notes due 2020	450,000	450,000	450,000
4.75% convertible senior notes due 2026(2)	125,588	125,588	125,588
4.75% convertible senior notes due 2027(2)	168,086	168,086	168,086
3.00% convertible senior notes due 2029(2)	494,403	494,403	494,403
Secured debt	813,749	813,749	813,749
Unamortized premiums/discounts and fair value adjustments	(29,916)	(31,221)	(31,221)

Total debt	3,154,763	3,397,458	3,397,458

Stockholders’ equity:
Preferred Stock, $1.00 par value; authorized—50,000,000 shares
Series D Cumulative Redeemable Preferred Stock; 4,000,000 shares issued and outstanding	100,000	100,000	100,000
Series E Cumulative Convertible and Redeemable Preferred Stock; 74,380 shares issued and outstanding(3)	1,860	1,860	1,860
Series F Cumulative Redeemable Preferred Stock; 7,000,000 shares issued and outstanding	175,000	175,000	175,000
Series G Cumulative Convertible Preferred Stock; 322,872 shares issued and outstanding(4)	9,550	9,550	9,550
Common Stock, $1.00 par value; authorized—225,000,000, 124,781,646 shares issued and 124,498,970 shares outstanding, actual; 132,781,646 shares issued and 132,498,970 shares outstanding, as further adjusted(5)	124,520	124,520	132,520
Capital in excess of par value	3,937,485	3,937,485	4,280,345
Treasury stock	(11,315)	(11,315)	(11,315)
Cumulative net income	1,630,120	1,630,120	1,630,120
Cumulative dividends	(2,237,720)	(2,237,720)	(2,237,720)
Accumulated other comprehensive income	(8,526)	(8,526)	(8,526)
Other equity	5,755	5,755	5,755

Total Health Care REIT, Inc. stockholders’ equity	3,726,729	3,726,729	4,077,589
Noncontrolling interests	10,396	10,396	10,396

Total equity	3,737,125	3,737,125	4,087,985

Total capitalization	$6,891,888	$7,134,583	$7,485,443

(1)	$120 million was outstanding under our unsecured line of credit at September 20, 2010.

(2)	The amounts shown do not reflect original issue discount pursuant to FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement). Under FSP APB 14-1, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of FSP APB 14-1 on the accounting for the convertible senior notes is that the equity component is included in the capital in excess of par value section of stockholders’ equity on our consolidated balance sheet and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the notes. The original issue discount for the notes is included in “Unamortized premiums/discounts and fair value adjustments.”

(3)	On September 2, 2010, the 74,380 outstanding shares of the Series E Cumulative Convertible and Redeemable Preferred Stock were converted into 56,935 shares of common stock. The Series E Cumulative Convertible and Redeemable Preferred Stock are no longer deemed outstanding.

(4)	We called all of the shares of Series G Cumulative Convertible Preferred Stock for redemption on August 31, 2010. The redemption date is September 30, 2010. On that date, we will redeem all outstanding shares of the Series G Cumulative Convertible Preferred Stock at a price of $25.46875 per share, which includes all accrued and unpaid dividends through the redemption date. From and after such date, the Series G Cumulative Convertible Preferred Stock will no longer be deemed outstanding.

(5)	Excludes: (i) 1,287,253 shares of common stock reserved for issuance that relate to outstanding options under the 1995 Stock Incentive Plan, Stock Plan for Non-Employee Directors, 2005 Long-Term Incentive Plan and Windrose Medical Properties Trust 2002 Stock Incentive Plan; (ii) 9,613,553 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan (which reserve was increased to 10,000,000 shares in May 2010); (iii) 231,146 shares of common stock reserved for issuance upon conversion of our Series G Cumulative Convertible Preferred Stock; (iv) 2,650,208 shares of common stock reserved for issuance upon conversion of $125,588,000 aggregate principal amount of our 4.75% Convertible Senior Notes due 2026; (v) 3,376,091 shares of common stock reserved for issuance upon conversion of $168,086,000 aggregate principal amount of our 4.75% Convertible Senior Notes due 2027; (vi) 9,644,022 shares of common stock reserved for issuance upon conversion of $494,403,000 aggregate principal amount of our 3.00% Convertible Senior Notes due 2029; (vii) 431,082 shares of common stock issued since June 30, 2010 under our equity distribution program with UBS Securities LLC; and (viii) 56,935 shares of common stock issued upon conversion of all outstanding shares of Series E Cumulative Convertible and Redeemable Preferred Stock on September 2, 2010.

You should read this table in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by our Current Report on Form 8-K filed May 10, 2010, and our consolidated financial statements, related notes and other financial information that we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

UNDERWRITING

Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, have severally agreed to purchase from us the number of shares of common stock set forth opposite the underwriter’s name at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

Number of
Underwriter	Shares

Deutsche Bank Securities Inc.	1,840,000
J.P. Morgan Securities LLC	1,840,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,200,000
KeyBanc Capital Markets Inc.	520,000
Raymond James & Associates, Inc.	520,000
UBS Securities LLC	520,000
Wells Fargo Securities, LLC	520,000
Stifel, Nicolaus & Company, Incorporated	320,000
Barclays Capital Inc.	200,000
Credit Agricole Securities (USA) Inc.	200,000
Comerica Securities, Inc.	80,000
Morgan Keegan & Company, Inc.	80,000
PNC Capital Markets LLC	80,000
RBS Securities Inc.	80,000

Total	8,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the overallotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $1.098 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.10 per share to other dealers. After the initial offering of the shares of common stock, the representatives of the underwriters may change the public offering price and other selling terms. Sales of shares of common stock made outside the United States may be made by affiliates of the underwriters.

Our common stock is traded on the New York Stock Exchange under the symbol “HCN.”

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 1,200,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover overallotments made in connection with the sale of the common stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 4.0% of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ overallotment option:

		Without Exercise of	With Full Exercise
	Fee	Over-Allotment	of Over-Allotment
	Per Share	Option	Option

Discounts and commissions paid by us	$1.83	$14,640,000	$16,836,000

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We and each of our executive officers have agreed not to offer, sell or otherwise dispose of any shares of our common stock or any securities that the executive officers have, or will have, the right to acquire through the exercise of options, warrants, subscription or other rights for a period of 30 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, subject to limited exceptions. This consent may be given at any time without public notice.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

Naked short sales are any sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and may be discontinued at any time.

A prospectus supplement in electronic format may be made available on Internet websites maintained by one or more of the lead underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus supplement or the registration statement of which the prospectus supplement forms a part.

Certain of the underwriters have, from time to time, provided investment banking and other financial advisory services to us, for which they have received customary fees. Affiliates of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc., UBS Securities LLC, Wells Fargo Securities, LLC, Barclays Capital Inc., Credit Agricole Securities (USA) Inc., Comerica Securities, Inc., PNC Capital Markets LLC and RBS Securities Inc. are lenders under our Fourth Amended and Restated Loan Agreement dated August 6, 2007. Also, KeyBank National Association and Deutsche Bank Securities Inc. are the administrative and syndication agents, respectively, and Bank of America, N.A., JPMorgan Chase Bank, N.A., UBS Securities LLC and Barclays Bank PLC are documentation agents under such agreement. In addition to using the net proceeds for general corporate purposes, we intend to use the net proceeds of the offering to repay borrowings under such agreement and to repay other outstanding indebtedness.

NOTICE TO INVESTORS

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each referred to as a “Relevant Member State,” an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement and the accompanying prospectus.

For the purposes of this provision, and the buyer’s representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Buyer’s representation

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offers contemplated in this prospectus supplement and the accompanying prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

LEGAL MATTERS

Certain legal matters regarding the shares of common stock offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us. Calfee, Halter & Griswold LLP, Cleveland, Ohio will pass upon certain legal matters for the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Current Report on Form 8-K dated May 10, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements and schedules are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC covering the securities that may be offered under this prospectus supplement. The registration statement, including the attached exhibits and schedules, contain additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet website at http:// www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information on or connected to our Internet website is not, and shall not be deemed to be, a part of, or incorporated into this prospectus supplement. You can review these SEC filings and the registration statement by accessing the SEC’s Internet website at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation of Information Filed with the SEC

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of this prospectus supplement;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus supplement.

Documents Incorporated by Reference

This prospectus supplement incorporates by reference the following documents we filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010;

•	Current Reports on Form 8-K filed on March 15, 2010, April 5, 2010, April 7, 2010, May 10, 2010, June 8, 2010, June 18, 2010, September 13, 2010 and September 15, 2010;

•	The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

•	The description of the rights to purchase our Series A Junior Participating Preferred Stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description;

•	The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A/A on July 8, 2003, including any amendment or report for the purpose of updating such description;

•	The description of our 7 5/8% Series F Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on September 10, 2004, including any amendment or report for the purpose of updating such description;

•	The description of our 7.5% Series G Cumulative Convertible Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on December 18, 2006, including any amendment or report for the purpose of updating such description; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus supplement and before the date this offering is terminated;

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.

This prospectus supplement summarizes material provisions of contracts and other documents to which we refer. Since this prospectus supplement may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus supplement a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus supplement. You may direct such requests to:

Erin C. Ibele
Senior Vice President—Administration and Corporate Secretary
Health Care REIT, Inc.
4500 Dorr Street
Toledo, Ohio 43615
(419) 247-2800

HEALTH CARE REIT, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
UNITS

We may periodically offer and sell, in one or more offerings:

•	debt securities

•	shares of common stock

•	shares of preferred stock

•	depositary shares

•	warrants to purchase debt securities, preferred stock, depositary shares or common stock

•	units consisting of one or more debt securities or other securities

We may offer these securities from time to time on terms we will determine at the time of offering. We will provide the specific terms of the securities being offered in supplements to this prospectus prepared in connection with each offering. You should read this prospectus and the supplement for the specific security being offered carefully before you invest.

We may offer these securities directly, through agents we designate periodically, or to or through underwriters or dealers. If designated agents or underwriters are involved in the sale of any of the securities, we will disclose in the prospectus supplement their names, any applicable purchase price, fee, compensation arrangement between or among them, and our net proceeds from such sale. See “Plan of Distribution.” No securities may be sold without the delivery of the applicable prospectus supplement describing the securities and the method and terms of their offering.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCN.” Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, telephone number: 419-247-2800, facsimile: 419-247-2826, and website: www.hcreit.com. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Health Care REIT, Inc. and its subsidiaries.

Investing in our securities involves risk. See “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors” beginning on page 1 of this prospectus.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” and “Documents Incorporated By Reference.”

You should rely only on the information contained and incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
AND RISK FACTORS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” as that term is defined under federal securities laws. These forward-looking statements include, but are not limited to, those regarding:

•	the possible expansion of our portfolio;

•	the sale of properties;

•	the performance of our operators/tenants and properties;

•	our ability to enter into agreements with new viable tenants for vacant space or for properties that we take back from financially troubled tenants, if any;

•	our occupancy rates;

•	our ability to acquire, develop and/or manage properties;

•	our ability to make distributions to stockholders;

•	our policies and plans regarding investments, financings and other matters;

•	our tax status as a real estate investment trust;

•	our critical accounting policies;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet earnings guidance.

When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including availability and cost of capital;

•	issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care and senior housing industries;

•	negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell facilities with profitable results;

•	the failure to make new investments as and when anticipated;

•	acts of God affecting our properties;

•	our ability to re-lease space at similar rates as vacancies occur;

•	our ability to timely reinvest sale proceeds at similar rates to assets sold;

•	operator/tenant bankruptcies or insolvencies;

•	government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements;

•	liability or contract claims by or against operators/tenants;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	changes in rules or practices governing our financial reporting; and

•	legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention.

Our business is subject to certain risks, which are discussed in our most recent Annual Report on Form 10-K, as amended or updated, under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Updated information relating to such risks, as well as additional risks specific to the securities to be offered hereby, will be set forth in the prospectus supplement relating to such offered securities. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet website at www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of the prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents we filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•	Current Reports on Form 8-K filed on January 5, 2009, January 29, 2009 (except that the information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this prospectus), January 30, 2009 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibit relating to such information are not incorporated into this prospectus) and May 7, 2009;

•	The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

•	The description of the rights to purchase our Series A Junior Participating Preferred Stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description;

•	The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A/A on July 8, 2003, including any amendment or report for the purpose of updating such description;

•	The description of our 7 5/8% Series F Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on September 10, 2004, including any amendment or report for the purpose of updating such description;

•	The description of our 7.5% Series G Cumulative Convertible Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on December 18, 2006, including any amendment or report for the purpose of updating such description; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.

This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Erin C. Ibele
Senior Vice President-Administration and Corporate Secretary
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
(419) 247-2800

THE COMPANY

We are a real estate investment trust that invests in senior housing and health care real estate. We also provide an extensive array of property management and development services.

Our principal executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and our telephone number is (419) 247-2800. Our website address is www.hcreit.com. The information on our website is not part of this prospectus.

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest in the full spectrum of senior housing and health care real estate and diversify our investment portfolio by property type, operator/tenant and geographic location.

For additional information regarding our business, please see the information under the heading “Business” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquisition of and investment in additional health care and senior housing properties and the repayment of borrowings under our credit facilities or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

	Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009

Consolidated ratio of earnings to fixed charges	1.89	1.77	1.87	1.71	1.85	1.78	2.18
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.62	1.41	1.54	1.47	1.61	1.54	1.89

We issued 4,000,000 shares of 7 7/8% Series D Cumulative Redeemable Preferred Stock in July 2003. We issued 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock in September 2003. During the year ended December 31, 2004, certain holders of our Series E Preferred Stock converted 480,399 shares into 367,724 shares of our common stock, leaving 350,045 of such shares outstanding at December 31, 2004. During the year ended December 31, 2005, certain holders of our Series E Preferred Stock converted 275,056 shares into 210,541 shares of our common stock, leaving 74,989 of such shares outstanding at December 31, 2005, 2006, 2007 and 2008 and March 31, 2009. We issued 7,000,000 shares of 7 5/8% Series F Cumulative Redeemable Preferred Stock in September 2004. We issued 2,100,000 shares of 7.5% Series G Cumulative Convertible Preferred Stock in December 2006. During the year ended December 31, 2007, certain holders of our Series G Preferred Stock converted 295,000 shares into 211,702 shares of our common stock, leaving 1,804,200 of such shares outstanding at

December 31, 2007. During the year ended December 31, 2008, certain holders of our Series G Preferred Stock converted 1,362,887 shares into 975,397 shares of our common stock, leaving 441,313 of such shares outstanding at December 31, 2008. During the quarterly period ended March 31, 2009, certain holders of our Series G Preferred Stock converted 40,600 shares into 29,056 shares of our common stock, leaving 400,713 of such shares outstanding at March 31, 2009.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may offer under this prospectus one or more of the following categories of our securities:

•	debt securities, in one or more series;

•	shares of our common stock, par value $1.00 per share;

•	shares of our preferred stock, par value $1.00 per share, in one or more series;

•	depositary shares, representing interests in our preferred stock, in one or more series;

•	warrants to purchase any of the foregoing securities; and

•	units consisting of any combination of the foregoing securities.

The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

Our certificate of incorporation authorizes us to issue 225,000,000 shares of common stock and 50,000,000 shares of preferred stock. Of our preferred stock:

•	13,000 shares have been designated as Junior Participating Preferred Stock, Series A;

•	4,000,000 shares have been designated as 7 7/8% Series D Cumulative Redeemable Preferred Stock;

•	1,060,000 shares have been designated as 6% Series E Cumulative Convertible and Redeemable Preferred Stock;

•	7,000,000 shares have been designated as 7 5/8% Series F Cumulative Redeemable Preferred Stock; and

•	2,100,000 shares have been designated as 7.5% Series G Cumulative Convertible Preferred Stock.

As of March 31, 2009, we had outstanding 111,013,261 shares of common stock, 4,000,000 shares of Series D Preferred Stock, 74,989 shares of Series E Preferred Stock, 7,000,000 shares of Series F Preferred Stock and 400,713 shares of Series G Preferred Stock.

Our common stock is listed on the New York Stock Exchange under the symbol “HCN.” We intend to apply to list any additional shares of common stock that are issued and sold hereunder. Our Series D Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are listed on the New York Stock Exchange under the symbols “HCN PrD,” “HCN PrF” and “HCN PrG,” respectively. We may apply to list shares of any series of preferred stock or any depositary shares which are offered and sold hereunder, as described in the applicable prospectus supplement relating to such preferred stock or depositary shares.

For a discussion of the taxation of the Company and the material federal tax consequences to you as a holder of our common stock and debt securities offered under this prospectus, see “Item 1 — Business — Taxation — Federal Income Tax Considerations” included in our most recent Annual Report on Form 10-K. The applicable prospectus supplement delivered with this prospectus will provide any necessary information about additional federal income tax considerations, if any, related to the particular securities being offered.

DESCRIPTION OF DEBT SECURITIES

The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities will be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures.

The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of indenture for senior debt securities and the forms of indentures for senior subordinated and junior subordinated debt securities which we have filed as exhibits to the registration statement of which this prospectus is a part. We will file any final indentures for senior subordinated and junior subordinated debt securities and supplemental indentures if we issue debt securities of this type. See “Where You Can Find Additional Information.” This summary is also subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement.

General

We may issue debt securities that rank “senior,” “senior subordinated” or “junior subordinated.” The debt securities that we refer to as “senior” will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as “senior subordinated” securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “junior subordinated” securities. We have filed with the registration statement, of which this prospectus is a part, a form of indenture for senior debt securities and two separate forms of indenture, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as “subordinated.”

We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	if other than at the corporate trust office of the trustee, the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	any provisions for denomination or payment of the securities in a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	any provisions for payment of additional amounts on the securities in respect of any tax, assessment or governmental charge and rights for us to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as may be described in any prospectus supplement, an indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an “exchange.” You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.

The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

•	if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

•	immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements regarding notice of default or continuing default for a specific period of time were disregarded.

Certain Covenants

Existence.  Except as permitted and described above under “— Merger, Consolidation or Sale of Assets,” we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.

Provisions of Financial Information.  To the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and the trustee on or before the applicable SEC filing dates whether or not we remain required to do so under the Exchange Act.

Additional Covenants.  Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default and Related Matters

Events of Default.  The term “event of default” for any series of debt securities means any of the following:

•	We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

•	We do not pay interest on a debt security of that series within 30 days after its due date.

•	We do not deposit any sinking fund payment for that series within 30 days after its due date.

•	We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a written notice of default from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the breach and requiring it to be remedied.

•	We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive a written notice from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled.

•	We or one of our “significant subsidiaries,” if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act.

•	Any other event of default described in the applicable prospectus supplement occurs.

Remedies if an Event of Default Occurs.  If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity satisfactory to it is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture, or else specifying any default.

Modification of an Indenture

There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Your Approval.  First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the currency of payment on a debt security;

•	impair your right to sue for payment;

•	modify the subordination provisions, if any, in a manner that is adverse to you;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default; or

•	waive a default or event of default in the payment of principal, interest, or premium, if any, on the debt securities.

Changes Requiring A Majority Vote.  The second type of change is the kind that requires the vote of holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default; however, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval.  The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

Further Details Concerning Voting.  Debt securities are not considered outstanding, and therefore the holders of debt securities are not eligible to vote on matters relating thereto, if we have deposited or set aside in trust for such holders money for payment or redemption of debt securities or if we or one of our affiliates own the debt securities. The holders of debt securities are also not eligible to vote if the debt securities have been fully defeased as described below under “— Discharge, Defeasance and Covenant Defeasance — Full Defeasance.”

Discharge, Defeasance and Covenant Defeasance

Discharge.  We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance.  We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we redeemed your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. This treatment would result in sale or exchange treatment of your notes, which would cause you to recognize gain or loss equal to the amount described in “Item 1 — Business — Taxation — U.S. Federal Income Tax Considerations — U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities — U.S. Holders — Sale, Exchange or Other Disposition of Notes” included in our most recent Annual Report on Form 10-K; and

•	we must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance.  Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

If we did accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we did accomplish covenant defeasance, you could still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurred, for example, our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or junior subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Guarantees

Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

Global Securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

The following is a summary of certain terms of our common stock. Because this summary is not complete, you should refer to our certificate of incorporation and by-laws, which documents provide additional information regarding our common stock. See also “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws” below. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement.

Common stockholders are entitled to receive dividends when declared by the board of directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stockholders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stockholders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stockholders’ prior preferential rights. Common stockholders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer of Securities” below. The transfer agent for our common stock is BNY Mellon Shareowner Services.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future. See “Description of Our Preferred Stock” below.

DESCRIPTION OF OUR PREFERRED STOCK

The following is a summary description of the material terms of our shares of preferred stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement.

General

Our board of directors or a duly authorized committee thereof will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

•	if the shares are redeemable, the prices at which, and the terms and conditions on which, the shares of the series may be redeemed;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation, including any applicable certificate of designation, and our by-laws.

The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

•	the description of the preferred shares;

•	the number of preferred shares offered;

•	the offering price of the preferred shares;

•	the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

•	the date from which distributions on the preferred shares shall accumulate;

•	the voting rights, if any, of the holders of the preferred shares;

•	the provisions for any auctioning or remarketing, if any, of the preferred shares;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred shares on a securities exchange;

•	whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

•	any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all of our common shares.

Distributions

Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of directors must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.

Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future. If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the preferred shares may provide that, if no shares of such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. Unless otherwise provided in the applicable prospectus supplement, after payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled. For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation.

Voting Rights

Holders of the preferred shares will not have any voting rights, except as described below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement. As more fully described under “Description of Depositary Shares” below, if we elect to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each holder thereof will in effect be entitled to a fraction of a vote per depositary share.

Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of the holders of a majority of the shares (or such greater vote or consent as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable series of preferred stock for trading or as otherwise provided in our organizational documents) of each series of preferred shares outstanding at that time:

•	authorize, create or increase the authorized or issued amount of any class or series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	reclassify any authorized shares of capital stock into a series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

•	amend, alter or repeal the provisions of our certificate of incorporation relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity with or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

Conversion Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of capital stock. The terms will include the number of common shares or other capital stock into which the preferred shares are convertible, the conversion price or manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we will file with the SEC at or before the time of the offering of the depositary shares for additional information before you buy any depositary shares.

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Distributions

A depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Depositary shares that represent shares of preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement also will contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Shares of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for shares of common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying series of preferred stock for trading or as otherwise provided in our organizational documents) must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of a Depositary

A depositary may resign at any time by providing us notice of its election to resign. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company that has its principal office in the United States and a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related shares of preferred stock. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice. Neither we nor any depositary will be liable if either party is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct.

Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We have summarized in this section certain terms and provisions of the warrant agreement and the warrants. The summary is not complete. You should read the forms of warrant and warrant agreement that we will file with the SEC at or before the time of the offering of the applicable series of warrants for additional information before you buy any warrants.

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter into a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	the other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying shares of capital stock for trading or as otherwise provided in our organizational documents) approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

RESTRICTIONS ON TRANSFER OF SECURITIES

For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, our by-laws (with respect to our common stock and preferred stock) and our certificates of designation (for our preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in value of our outstanding capital stock by such person. For purposes of application of such limitations to any person, all options, warrants, convertible securities or other rights to acquire our common stock held directly or indirectly by such person will be treated as if all such rights had been exercised. If any securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. The board of directors may grant limited exemptions from the ownership restrictions set forth in the by-laws to specified persons if the board determines that each such limited exemption is in the best interests of us and our stockholders.

Our by-laws and certificates of designation further provide that, if the foregoing stock ownership limitations are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

In addition, under our by-laws and certificates of designation, we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
INCORPORATION AND BY-LAWS

Anti-Takeover Provisions

Our certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

•	Classification of our board of directors into three classes with the term of only one class expiring each year.

•	A provision permitting our board of directors to make, amend or repeal our by-laws.

•	Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters (see “Description of Our Preferred Stock” above).

•	A prohibition on stockholders taking action by written consent in lieu of a meeting.

•	Advance notice procedures with respect to nominations of directors by stockholders and proposals by stockholders of business at an annual meeting.

•	The grant only to our board of directors of the right to call special meetings of stockholders.

•	Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one stockholder (see “Restrictions on Transfer of Securities” above).

•	Limitations on transactions that involve us and any stockholder who beneficially owns 5% or more of our voting stock (see “— Limitations on Transactions Involving Us and Our Stockholders” below).

•	A provision permitting amendment by the stockholders of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

Limitations on Transactions Involving Us and Our Stockholders

Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least 75% of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	Our merger or consolidation with or into

•	any stockholder that owns 5% or more of our voting stock; or

•	any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of our voting stock.

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of our voting stock or an affiliate of any such stockholder.

•	Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder, whether or not the transaction involves such a stockholder.

•	The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder.

These provisions will not apply to any of the transactions described above if:

•	We are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or

•	The transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder; or

•	Both of the following conditions have been met:

•	the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it:

•	within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

•	in the transaction in which it became a 5% stockholder, whichever is higher; and

•	the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% stockholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.

The foregoing summary of certain provisions of our certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will describe the plan of distribution of the securities and the terms of the offering and will name any underwriter or agent involved in the offer and sale of the securities. Direct sales to investors or our stockholders may be accomplished through subscription offerings or through stockholder purchase rights distributed to stockholders. In connection with subscription offerings or the distribution of stockholder purchase rights to stockholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through stockholder purchase rights, the stockholder purchase rights will be distributed as a dividend to the stockholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under stockholder purchase rights will set forth the relevant terms of the stockholder purchase rights, including:

•	whether common stock, preferred stock or some other type of capital stock, or warrants for those securities, will be offered under the stockholder purchase rights;

•	the number of those securities or warrants that will be offered under the stockholder purchase rights;

•	the period during which and the price at which the stockholder purchase rights will be exercisable;

•	the number of stockholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the stockholder purchase rights; and

•	any other material terms of the stockholder purchase rights.

Underwriters and our agents may offer and sell the securities at:

•	fixed prices, which may be changed;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

We also may, from time to time, authorize underwriters and our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts, commissions or fees and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

•	any underwriting compensation we pay to underwriters or agents in connection with the offering of securities; and

•	any discounts, concessions or commissions allowed by underwriters to participating dealers.

Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts, commissions and fees received by them and any profit realized by them on resale of the securities may be deemed to be underwriting compensation, discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to make contribution to them in connection with those liabilities.

If indicated in the applicable prospectus supplement, we may also offer and sell securities through one or more firms that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

If indicated in the applicable prospectus supplement, we may authorize underwriters, agents or dealers to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

•	if the securities are also being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

Underwriters and agents will have no responsibility in respect of the delivery or performance of contracts.

Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters regarding the securities offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. As of May 7, 2009, the attorneys of Shumaker, Loop & Kendrick, LLP participating in the preparation of this prospectus, the registration statement and the required legal opinions beneficially held, in the aggregate, approximately 2,500 shares of our common stock and 1,000 shares of our preferred stock. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us. Any underwriters or agents will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Current Report on Form 8-K dated May 7, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

8,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT
September 21, 2010

Deutsche Bank Securities
J.P. Morgan
BofA Merrill Lynch
KeyBanc Capital Markets
Raymond James
UBS Investment Bank
Wells Fargo Securities
Stifel Nicolaus Weisel
Barclays Capital
Credit Agricole CIB
Comerica Securities
Morgan Keegan & Company, Inc.
PNC Capital Markets LLC
RBS